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                                                                     EXHIBIT 5.1

                    [PIETRANTONI MENDEZ & ALVAREZ LETTERHEAD]

                                                              December 24, 2003

Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

         Re:      Doral Financial Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Doral Financial Corporation, a Puerto Rico corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (i) an aggregate of 1,380,000 shares of the 4.75% Perpetual Cumulative Convertible Preferred Stock (the "Preferred Stock") of the Company, and (ii) 8,674,128 shares of common stock, par value $1.00 per share (the "Common Stock") of the Company, issuable upon conversion of the Preferred Stock. The Preferred Stock and the Common Stock are being registered on behalf of the holders of the Preferred Stock.

         In connection with this opinion, we examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records and other documents as we have deemed necessary for purposes of this opinion, including the Company's Second Restated Certificate of Incorporation, the resolutions adopted by the Company's Board of Directors on August 8, 2003, and by the Preferred Stock Pricing Committee of the Board of Directors on September 23, 2003, the Certificate of Designation of the Preferred Stock, dated September 25, 2003 (the "Certificate of Designation"), the Registration Statement, and the Registration Rights Agreement, dated as of September 29, 2003 among the Company and Wachovia Capital Markets, LLC, UBS Warburg LLC, Deutsche Bank Securities and Brean Murray & Co., Inc. (the "Registration Rights Agreement").

         In our examination, we have assumed the genuineness of the signatures of persons signing all documents and instruments in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company) and the due authorization, execution and delivery of all


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documents by the parties thereto (other than the Company). We have also assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

         On the basis of the foregoing and subject to the further assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

                  1. The shares of Preferred Stock have been validly issued and are fully paid and non-assessable; and,

                  2. The shares of Common Stock initially reserved for issuance upon conversion of the Preferred Stock have been duly authorized by appropriate corporate action, and when issued upon such conversion in accordance with the provisions of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Puerto Rico and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                            Very Truly Yours,



                                            /s/ PIETRANTONI MENDEZ & ALVAREZ LLP